Exhibit 10.7

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY […***…], HAS BEEN OMITTED BECAUSE ARTARA THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO ARTARA THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

Agreement

This Agreement (this “Agreement”), dated and effective as of June 17th, 2019 (the “Effective Date”), is entered into by and between CHUGAI PHARMACEUTICAL CO., LTD., a company organized and existing under the laws of Japan, having its principal office at 1-1 Nihonbashi-Muromachi 2-chome, Chuo-ku, Tokyo 103-8324, Japan (“Chugai”) and ARTARA THERAPEUTICS INC., a corporation organized under the laws of the state of Delaware, U.S.A., having its principal office at 1 Little West 12th Street, New York, NY 10014 (“ArTara”) (collectively, the “Parties,” or each, individually, a “Party”).

WHEREAS, Chugai has developed and commercialized in the Chugai Territory (as defined in Schedule 1 below) a therapeutic product, OK-432, which is known in the market as “Picibanil®” (the “Existing Product”) and owns or controls certain materials and documents relating to the Existing Product;

WHEREAS, ArTara has experience and expertise in developing and commercializing therapeutic products comparable to the Existing Product in the United States (as defined in Schedule 1 below) and in certain other countries around the world;

WHEREAS, ArTara desires to develop a New Product (as defined in Schedule 1 below) that is a therapeutic product comparable to the Existing Product for commercialization in the United States and certain other countries on the terms and conditions set forth herein;

WHEREAS, Chugai desires to provide to ArTara certain materials and documents relating to the Existing Product and to provide certain technical services to ArTara for its development and commercialization of the New Product on the terms and conditions set forth herein; and

WHEREAS, Chugai desires to accomplish the Site Transfer (as defined in Schedule 1 below) on the terms and conditions set forth herein.

NOW, THEREFORE, the Parties hereby agree as follows:

1.           Definitions. For purposes of this Agreement, capitalized terms used in this Agreement shall have the meanings set forth in Schedule 1.

2.           Development Project Activities.

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2.1         Key Roles and Responsibilities. Subject to the development plan set forth in Section 2.2:

(a)          Chugai shall provide ArTara with access to the Chugai Materials and provide technical support during the Chugai Service Period, to the extent requested by ArTara and deemed reasonably necessary by Chugai for ArTara’s use in the development and commercialization of the New Product. During the Chugai Service Period, Chugai shall not provide Existing Product or Chugai Materials to any Third Parties other than for medical, compassionate use and/or non-commercial research purposes. Further, during the period from the Effective Date until (x) fifth anniversary of the Effective Date or (y) this Agreement is terminated by Chugai for a material breach or default by ArTara in accordance with Section 8.4(a), insolvency, etc. of ArTara in accordance with Section 8.4(b) or Change of Control in accordance with Section 8.4(c), whichever comes earlier, Chugai shall not provide Chugai Materials or technical support to any Third Party for the purpose of the development and commercialization in the ArTara Territory of a therapeutic product comparable to the Existing Product;

(b)         ArTara shall be solely responsible, at its sole cost and expense, for the development and commercialization of the New Product in the ArTara Territory (including obtaining and maintaining of required licenses and approvals for the New Product, communication and negotiation with the FDA and other relevant Regulatory Authorities, manufacturing, sales and marketing of the New Product); and shall give Chugai access, free of charge, to all information, data (including pre-clinical, clinical and manufacturing data), documentation, materials and know-how related to the New Product that are owned or controlled by ArTara, to the extent reasonably necessary for Chugai to (x) complete the Site Transfer for the Existing Product and partial change application therefor in the Chugai Territory and (y) maintain the Marketing Authorization of the Existing Product in the Chugai Territory. Such development and commercialization of the New Product by ArTara shall be aimed toward securing a product comparable to the Existing Product that will satisfy Japanese and Taiwanese regulatory requirements for Chugai to complete the Site Transfer for the Existing Product. ArTara shall not use or permit any Third Parties to use the Chugai Service Deliverables for any purpose other than such development and commercialization of the New Product;

(c)          Chugai shall perform any regulatory activities in the Chugai Territory necessary for the Site Transfer at its sole cost and expense. Upon Chugai’s request, ArTara shall conduct for Chugai additional studies, which may be required due to Japanese and Taiwanese regulatory requirements; provided, however, that the costs therefor shall be borne by Chugai to the extent such studies are required solely for the Chugai Territory;

(d)         So long as Chugai does not exercise the Opt-Out Option and continues with the Site Transfer, ArTara shall provide Chugai, at no cost (unless otherwise consented to in advance by Chugai), with support services reasonably required for Chugai to (1) complete the Site Transfer and partial change application therefor in the Chugai Territory and (2) maintain the Marketing Authorization of the Existing Product in the Chugai Territory; and shall cause the CMO to manufacture and supply to Chugai quantities of the Existing Product necessary to meet Chugai’s commercial requirements in the Chugai Territory. ArTara shall, or shall cause the CMO to, enter into a toll manufacturing and supply agreement with Chugai for such Existing Product (“Product Supply Agreement”); and

(e)         The supply price of the Existing Product under the Product Supply Agreement will be decided using the mark-up method and will not exceed the CMO’s (if there is no CMO, ArTara’s) direct cost for manufacturing the New Product plus […***…] of such cost.

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2.2         Development Plan. The initial development plan for the New Product is set forth in Schedule 3 attached hereto. The Parties will discuss and amend the development plan as necessary from time to time subject to the Parties’ mutual agreement.

2.3         CMO.

(a)         Subject to Chugai’s prior written consent, which shall not be unreasonably withheld, ArTara may engage one or more CMOs, which meet the requirements set forth in Schedule 4 attached hereto, to perform the development or manufacturing activities under this Agreement exclusively for ArTara’s and Chugai’s (and any Third Parties developing and commercializing Product under contract with ArTara or Chugai) benefit; provided, however, that any contract entered into by ArTara with a CMO will not relieve ArTara of any of its obligations under this Agreement. ArTara shall keep Chugai informed of each contract entered into with a CMO, specifying the name of the CMO and the material terms (including duration) of the contract.

(b)         Compliance of CMOs. ArTara is responsible for the compliance of its CMOs with the terms and conditions of this Agreement, and any act or omission of a CMO that would be a breach of this Agreement if performed by ArTara will be deemed to be a breach by ArTara. If a CMO no longer meets the requirements set forth in Schedule 4, ArTara shall promptly notify Chugai of such failure, and ArTara shall terminate such non-qualifying CMO and subcontract a different CMO to develop or manufacture the Product at its manufacturing facility or plant.

(c)          Inspection or audit of CMO by Chugai. ArTara and Chugai shall each enter into direct quality agreements with the CMO providing standard provisions regarding all matters related to quality control, cGMP and related regulatory requirements as well as standard audit and compliance reviews and access to regulatory actions and records. Such standard audit and compliance provisions will include the right to conduct annual quality audits of the CMO during normal business hours at such times are mutually agreeable. ArTara and Chugai agree to co-ordinate their audits of the CMO and to jointly conduct the CMO audits in order to avoid unnecessary duplication and/or disruption of the CMO. In addition, ArTara shall(i) afford Chugai and its representatives full and free access, during regular business hours, to ArTara’s records and audit findings with respect to the CMO, (ii) furnish Chugai with such additional financial, operating, and other relevant data available to ArTara as Chugai may reasonably request, and (iii) otherwise cooperate and assist, to the extent reasonably requested by Chugai, with Chugai’s audit of such CMO’s compliance with the standards set forth in Schedule 4. If Chugai reasonably determines that any CMO does not comply with such standards, Chugai shall provide written notice to ArTara of Chugai’s decision, and ArTara shall take appropriate actions to terminate such non-qualifying CMO and subcontract a different CMO to develop or manufacture the Product at its manufacturing facility or plant in a manner so as to maintain Product supply.

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2.4         Chugai’s Reserved Rights. Chugai hereby expressly reserves all rights under the Chugai Service Deliverables, except as expressly permitted in this Agreement or other written agreement between the Parties.

2.5         Reporting.

(a)          ArTara shall report to Chugai any development and the status of ArTara’s activities under this Agreement, by submitting documentation and via video or telephonic conference at least once every […***…] during the Term. In case there is any Third Party developing and commercializing Product under contract with ArTara, ArTara shall report to Chugai as such. In addition, ArTara shall report […***…] to Chugai the status and the results of its consultations with the FDA with regard to the manufacturing and development plan of the New Product.

(b)         From time to time, Chugai shall report to ArTara the status and the results of its consultations with the PMDA that result in substantial progress with regard to the regulatory requirements for the Site Transfer.

2.6         Site Transfer Opt-Out Option.

(a)         Chugai shall have the right to discontinue the Site Transfer at its sole discretion (the “Opt-Out Option”). The Opt-Out Option may be exercised by Chugai by providing written notice to ArTara within […***…] after the latter of the following:

(i)          Chugai’s receipt of a final report of the consultations by ArTara with the FDA with regard to the manufacturing and development plan of the New Product that aims to secure a product comparable to the Existing Product; or

(ii)         Completion of Chugai’s consultations with the PMDA with regard to the regulatory requirements for the Site Transfer.

(b)         In the event that the Opt-Out Option is exercised, thereafter ArTara will have no obligation to manufacture or supply the Existing Product to Chugai and may continue to develop the New Product for its own benefit.

2.7         New Product Opt-In Option.

(a)         Chugai shall have a right of first refusal on terms to be negotiated between the Parties for a license related to the New Product-relevant information, data and documentation and Inventions to develop and commercialize the New Product in the Chugai Territory under a new license and approval to be obtained from the Japanese Regulatory Authorities (the “Opt-In Option”). The Opt-In Option may be exercised by written notice to ArTara within […***…] of FDA approval of the New Product.

(b)         In the event that the Opt-In Option is exercised by Chugai,

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(i)          Chugai will be solely responsible, at its sole cost and expense, for the development and commercialization of the New Product (including the obtaining and maintaining of required licenses and approvals for the New Product, communication and negotiation with the PMDA and other relevant Regulatory Authorities, sales and marketing of the New Product) in the Chugai Territory. For clarity, manufacturing of the New Product for the Chugai Territory is excluded from Chugai’s responsibilities; and

(ii)         ArTara will be responsible for manufacturing and supplying or causing the CMO to manufacture and supply the New Product to Chugai, to meet Chugai’s clinical and commercial requirements in the Chugai Territory. ArTara shall, or shall cause the CMO to, enter into an agreement or agreements for the New Product with Chugai (“New Product Agreement”).

(c)         The supply price of the New Product under the New Product Agreement will be decided using the mark-up method and will not exceed the CMO’s (if there is no CMO, ArTara’s) direct cost for manufacturing the New Products plus […***…] of such cost.

2.8         Improvements.

(a)         During the Term, ArTara shall notify Chugai of any improvements or inventions developed by ArTara, its Affiliates and/or the CMO arising out of the Chugai Service Deliverables (“Inventions”) and shall enter into good faith discussions with Chugai on how the ownership and license related to the Inventions will be treated.

(b-i)      Chugai will have a non-exclusive, free-of-charge, license (sublicensable, through multiple tiers, to a Third Party), for the Existing Product to be developed and commercialized in the Chugai Territory, to any Existing Product manufacturing and/or process improvements, inventions or know-how (“Existing Product Improvements”) developed by ArTara, its Affiliates and/or the CMO (independent from Chugai) during the Term (including the Inventions) that would be submissible to the Japanese or the Taiwanese Regulatory Authorities in connection with the partial change application for Existing Product in the Chugai Territory. For clarity, Chugai is entitled to non-exclusively use any such improvement, invention or know-how to develop, register, import, use, sell and market the Existing Product in the Chugai Territory and to use the same to manufacture and have manufactured the Existing Product in and outside the Chugai Territory for sale of the Existing Product in the Chugai Territory. In the event Existing Product Improvements are available from a Third Party (other than the CMO) that would be require (i) a new partial change application in the Chugai Territory and/or (ii) payments of any kind to such Third Parties, ArTara and Chugai will discuss the advantages to the Parties of such Existing Product Improvements and acquire or license them only upon mutual agreement of the Parties.

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(b-ii)      In the event Chugai exercises the Opt-In Option with respect to New Product, Chugai will have a non-exclusive, free-of-charge, license (sublicensable, through multiple tiers, to a Third Party) in the Chugai Territory to any New Product improvements, inventions or know-how (“New Product Improvements”) developed by ArTara, its Affiliates and/or the CMG (independent from Chugai) during the Term (including the Inventions). For clarity, Chugai is entitled to non-exclusively use any such New Product Improvements to develop, register, import, use, sell and market the New Product in the Chugai Territory and to use the same to manufacture and have manufactured the New Product in and outside the Chugai Territory for sale of the New Product in the Chugai Territory. In addition, during the Term Chugai will have the option to sublicense from ArTara for the Chugai Territory any New Product Improvements acquired or licensed from a Third Party (other than the CMG) to develop, register, import, use, sell and market the New Product in the Chugai Territory and to use the same to manufacture and have manufactured the New Product in and outside the Chugai Territory for sale of the New Product in the Chugai Territory on substantially the same terms and conditions as applicable to ArTara.

(c)         During the Term, Chugai will have a right of first refusal to a license, for the Products to be developed and commercialized in the Chugai Territory, to any improvements, inventions or know-how developed by ArTara, its Affiliates and/or the CMO (including the Inventions) related to the Field (“Field Improvements”) that would require a new regulatory submission to the Japanese or the Taiwanese Regulatory Authorities outside of the current approval and its maintenance including the site transfer for the Existing Product. In addition, during the Term Chugai will have the option to sublicense from ArTara for the Chugai Territory any Field Improvements acquired or licensed from a Third Party (other than the CMG) to develop, register, import, use, sell and market the Products in the Chugai Territory and to use the same to manufacture and have manufactured the Products in and outside the Chugai Territory for sale of the relevant Product in the Chugai Territory on substantially the same terms and conditions as applicable to ArTara.

(d)         ArTara shall fully cooperate and take all further actions, as Chugai may reasonably request, to effectuate the allocation of ownership and license set forth in this Section 2.8.

2.9         Pharmacovigilance for New Product.

ArTara will be responsible for the pharmacovigilance requirements for the New Product. If Chugai is developing or commercializing the New Product in the Chugai Territory, Chugai will be responsible for the pharmacovigilance reporting therein. ArTara will take the lead on global pharmacovigilance activity for the New Product. The details of the pharmacovigilance activities for the New Product will be specified in separate agreements to be entered into between the Parties.

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3.           Governance.

3.1         Structure.

(a)          A Joint Steering Committee (the “JSC”) shall be organized by representatives of the Parties and shall oversee, review and manage all aspects of the development of the New Product in view of comparability between the Existing Product and the New Product, which include the matters listed below:

-    the pre-clinical and clinical developments and regulatory affairs activities of the New Product;

-    manufacturing development status of the New Product; and

-    Site Transfer plan.

(b)         Meetings of the JSC shall be held […***…] per year, in principle, and otherwise on an as needed basis. Meetings may be held in person or in such form, including by telephone or video conference, as the JSC determines.

(c)         The JSC shall consist of an equal number of […***…] representatives of each Party. Co-chairpersons of the JSC shall be appointed by Chugai and ArTara respectively.

(d)         The representatives of the JSC shall endeavor in good faith to reach decisions by consensus; but, in the absence of consensus, decisions shall be made by vote, with […***…], and in the event of a tie the co-chairperson representing […***…] having the tie-breaking vote, except for matters or activities which costs are to be borne by […***…] hereunder.

3.2         Limitation of Power. The JSC shall have only such powers as are specifically delegated to it hereunder and will not be a substitute for exercising the rights of the Parties. Without limiting the generality of the foregoing, the JSC shall have no right to amend this Agreement, or any of the ancillary agreements hereto.

4.           Payments.

4.1         ArTara will pay Chugai a total of […***…] US Dollars (US$[…***…]) as consideration for Chugai’s performance under this Agreement. Payment shall be made in two (2) one-time payments in the amounts of (a) […***…] US Dollars (US$[…***…]) and (b) […***…] US Dollars (US$[…***…]).

4.2         Payment Terms.

(a)          Invoices. Chugai will issue to ArTara invoices of (i) US$[…***…] in July 2020 and (ii) US$[…***…] upon receipt of notice of the issuance of the FDA approval of the New Product.

(b)         Payment Terms. ArTara shall pay the full amount of each invoice by […***…]. ArTara shall make all payments in US Dollars by wire transfer of immediately available funds to a bank account designated in writing by Chugai.

(c)         Late Payments. If any payment or portion thereof is not received by Chugai within […***…] after becoming due, ArTara shall pay to Chugai interest on the overdue payment from the date such payment was due to the date of actual payment at […***…] percent ([…***…]%) per annum.

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(d)         Taxes. All sums payable under this Agreement are exclusive of taxes. ArTara is responsible for all sales, use, excise, and value added taxes, and any other similar taxes, duties, and charges of any kind imposed by any national, federal, prefectural, state, or local governmental authority on any amounts payable by ArTara hereunder, other than any taxes imposed on, or with respect to, Chugai’s income, revenues, gross receipts, personnel, or real or personal property, or other assets, and shall pay all sums payable hereunder free and clear of all deductions and withholdings whatsoever, unless the deduction or withholding is required by law. If any deduction or withholding is required by law, ArTara shall pay to Chugai such sum as will, after the deduction or withholding has been made, leave Chugai with the same amount as it would have been entitled to receive without any such requirement to make a deduction or withholding. For avoidance of doubt, ArTara shall not be responsible for consumption and similar taxes in the Chugai Territory.

5.           Confidentiality; Publicity.

5.1         Confidentiality Obligations. Each Party acknowledges that it may receive or gain access to the other Party’s Confidential Information during the Transaction. Except as provided in Section 5.2 or otherwise agreed in writing by the Parties, each Party, as the receiving Party of the other Party’s Confidential Information, shall, during the Term and thereafter:

(a)         use at least the same standard of care to protect and safeguard the confidentiality of the disclosing Party’s Confidential Information as the receiving Party uses to protect its own Confidential Information (but no less than reasonable care); and

(b)         not use or disclose, nor permit to be used or accessed, the disclosing Party’s Confidential Information for any purpose other than to exercise the receiving Party’s rights or perform its obligations under this Agreement.

5.2         Exceptions. Notwithstanding the foregoing obligations of confidentiality and restrictions on use, the receiving Party may disclose the disclosing Party’s Confidential Information:

(a)          to the receiving Party’s employees, agents, or independent contractors who have a need to know such Confidential Information to assist the receiving Party or act on its behalf in accordance with Section 5.1(b); provided that the receiving Party shall ensure compliance with, and be liable for any breach of, Section 5.1 by any such employees, agents, or independent contractors; and

(b)         to the extent necessary to comply with a court order or other applicable law, including regulations promulgated by security exchanges; provided that the receiving Party shall provide prompt notice of such required disclosure to the disclosing Party and cooperate with the disclosing Party’s efforts to obtain a protective order, confidential treatment, or other limitation on such required disclosure.

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5.3          Injunctive Relief. Given the nature of the Confidential Information and the competitive damage that a Party would suffer upon unauthorized disclosure, use, or transfer of its Confidential Information, monetary damages may not be a sufficient remedy for any breach of this Section 5. Therefore, in addition to all other remedies available at law, a Party is entitled to seek specific performance and injunctive and other relief as a remedy for any breach or threatened breach of this Section 5 in accordance with Section 9.2.

5.4         Press Release; Public Announcements.

(a)         During the Chugai Service Period, ArTara will provide Chugai a communication plan related to the New Product at each of the semi-annual meetings of the JSC. This plan will detail anticipated press releases related to New Product development as well as planned submissions of publications to scientific journals anticipated over the subsequent six (6)-month period. Chugai will have one (1) month to comment and approve the plan, which approval shall not be unreasonably withheld, conditioned, or delayed. During the remaining Term, ArTara will provide Chugai with an annual communication plan for its comment only.

(b)         Notwithstanding anything contrary provided herein, ArTara will not, in any case, refer to Chugai in any press release or communication to media or any Third Party without Chugai’s prior written consent. Further, ArTara shall not directly or indirectly disclose any data or result relating to the Existing Product without Chugai’s prior written consent. The foregoing shall not apply to any disclosures required by law, or any legal or regulatory authorities.

6.           Representations and Warranties; Covenants.

6.1         Mutual Representations and Warranties. Each Party represents and warrants to the other that:

(a)         it is duly organized, validly existing, and in good standing, if applicable, under the laws of its jurisdiction of incorporation, organization, or chartering, and has the full power and authority to enter into this Agreement and to perform its obligations;

(b)         the execution of this Agreement by such Party’s representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate or organizational action of such Party;

(c)         when executed and delivered by such Party, this Agreement constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms; and

(d)         the execution, delivery, and performance of this Agreement by such Party does not violate, conflict with, require consent under, or result in any breach of or default under (i) any applicable law or (ii) the provisions of any contract, instrument, or understanding to which it is a party or by which it is bound.

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6.2         Additional Representations and Warranties of Chugai. The Chugai Service Deliverables are provided on an “as is” basis and Chugai makes no representations and warranties as to the Chugai Service Deliverables.

6.3         Additional Representations and Warranties of ArTara. ArTara represents and warrants to Chugai that, as of the Effective Date, ArTara has not received notice of, nor is subject to, any adverse inspection, investigation, penalty, or other compliance or enforcement action that could reasonably be expected to have a material adverse effect on the development of the New Product for the Chugai Territory or other performance of its obligations under this Agreement.

6.4         Compliance with Laws. Each Party shall comply and shall ensure that its employees, agents. and independent contractors (including subcontractors) comply with all applicable laws in the exercise of its rights and performance of its obligations under this Agreement and any other ancillary agreements related hereto. Without limiting the foregoing, each Party shall, at its sole expense, obtain and maintain during the Term all certifications, credentials, authorizations, licenses, and permits necessary to conduct that portion of its business relating to development and commercialization of the New Product.

6.5         Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, SAFETY, ABSENCE OF ERRORS OR OMISSIONS, ACCURACY, OR COMPLETENESS (INCLUDING ANY CONFIDENTIAL INFORMATION OR MATERIALS, TECHNICAL ASSISTANCE, TECHNIQUES, OR PRACTICES DISCLOSED OR PROVIDED HEREUNDER), THE PROSPECTS OR LIKELIHOOD OF SUCCESS (FINANCIAL OR OTHERWISE) OF THE TRANSACTION OR THE PRODUCTS, OR THE VALIDITY, SCOPE, OR NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS.

7.           Indemnification.

7.1         General Liability.

(a)         Chugai shall not be liable or responsible for any Claim arising out of, in connection with or related to the New Product and the supply of the New Product and ArTara shall be liable or responsible for any and all the Claims arising out of, in connection with or related to the New Product and the supply of the New Product, including for product liability in the ArTara Territory.

(b)         Notwithstanding the foregoing (a), if Chugai exercises the Opt-In Option, Chugai shall be responsible for any Claim arising out of, in connection with or related to the New Product in the Chugai Territory to the extent the Claim is solely attributable to Chugai.

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7.2         Indemnification by ArTara. ArTara agrees to indemnify, defend and hold harmless Chugai and its Affiliates from and against any and all liabilities, claims, actions, suits, losses, damages, arbitration and legal proceedings, judgments, settlements, costs or expenses (including reasonable attorney’s fees and expenses) (collectively, “Claims”) arising out of, resulting from, or in connection with (i) the development and commercialization of the New Product by ArTara (including use of the Chugai Service Deliverables), (ii) any breach by ArTara of any warranty, representation, covenant or agreement made by ArTara in this Agreement or (iii) any negligence, gross negligence or willful misconduct of ArTara or its CMO, except, in each of the foregoing clauses (i) through (iii), to the extent that any such Claim is attributable to any gross negligence or willful misconduct by Chugai in the performance of its obligations under this Agreement.

7.3         Indemnification by Chugai. Chugai agrees to indemnify, defend and hold harmless ArTara from and against any and all Claims arising out of, resulting from, or in connection with (i) any breach by Chugai of any warranty, representation, covenant or agreement made by Chugai in this Agreement, or (ii) any negligence, gross negligence or willful misconduct of Chugai, except, in each of the foregoing clauses (i) and (ii), to the extent that any such Claim is attributable to any gross negligence or willful misconduct by ArTara in the performance of its obligations under this Agreement. For clarity, ArTara agrees that Chugai has no liability or responsibility for any Claims arising out of, resulting from, or in connection with ArTara’s use of the Chugai Service Deliverables.

7.4         Indemnification Procedure. With respect to any Claim against a Party by a Third Party, the foregoing indemnification shall be conditioned upon the indemnified Party (i) providing written notice to the indemnifying Party within […***…] after the indemnified Party has been given written notice of such Claim; (ii) permitting the indemnifying Party the opportunity to assume full responsibility for the investigation and defense of any such Claim; and (iii) not settling or compromising any such Claim without the indemnifying Party’s prior written consent.

7.5         Ancillary Agreement Indemnification. Unless otherwise agreed between the relevant parties, the above indemnification terms in this Section 7 shall apply to the Product Supply Agreement, mutatis mutandis.

7.6         Insurance. During the Term, ArTara shall obtain and maintain at its own cost and expense from a qualified and reputable insurance company liability insurance covering liabilities under this Agreement. During the respective terms of the Product Supply Agreement and the New Product Agreement, ArTara shall obtain and maintain the same insurance coverage and shall ensure that its CMO will obtain and maintain insurance coverage consistent with the insurance coverage for each of the agreements described above.

8.           Term and Termination.

8.1         Term. This Agreement is effective as of the Effective Date and shall remain in full force and effect until it naturally expires, for no cause, on the first anniversary of the date of the FDA’s approval of the New Product (the “Term”). Following the expiration of the Term, ArTara may continue to use the Chugai Service Deliverables for the purpose of developing and commercializing the New Product or any improvement or invention for the New Product undertaken by ArTara for its own benefit; provided, however, that after withdrawal of the New Product Marketing Authorization in all countries of the ArTara Territory, ArTara shall not use or permit any Third Parties to use the Chugai Service Deliverables for any purpose.

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8.2         Chugai’s Termination for Convenience.

(a)         Upon expiration of the Chugai Service Period and during the Term, Chugai may, without any obligation to ArTara and without prejudice to any other remedies available to it at law or in equity, terminate this Agreement, in whole or in part, without cause by providing ninety (90) days prior written notice to ArTara of such termination.

(b)         Effect of Termination for Convenience. Upon termination of this Agreement by Chugai without cause, ArTara may continue to use the Chugai Service Deliverables for the purpose of developing and commercializing the New Product or any improvement or invention for the New Product undertaken by ArTara for its own benefit; provided, however, that after withdrawal of the New Product Marketing Authorization in all countries of the ArTara Territory, ArTara shall not use or permit any Third Parties to use the Chugai Service Deliverables for any purpose.

8.3         Termination by ArTara for New Product Failure.

(a)         ArTara may terminate this Agreement, in whole only, by providing ninety (90) days prior written notice to Chugai of such termination upon:

(i)          ArTara’s decision to discontinue the New Product development; or

(ii)         ArTara’s decision that the FDA’s requirements for the New Product are not likely to be met; or

(iii)        the FDA identifying a safety issue regarding the New Product.

(b)         If ArTara discontinues the New Product development but deems any New Product Improvements acquired from a Third Party or developed by ArTara or its Affiliates (including the Inventions) may provide a better path forward, then the New Product shall be subject to terms under Section 2.8 and shall not constitute a termination by ArTara made in accordance with Section 8.3(a).

(c)         Effect of Termination for New Product Failure. Upon termination of this Agreement by ArTara in accordance with Section 8.3(a), ArTara shall cease to use the Chugai Service Deliverables and return them to Chugai to the extent they still exist. Chugai will maintain its rights to negotiate with ArTara for any improvements, inventions or know-how acquired from a Third Party or developed by ArTara or its Affiliates (including the Inventions) during the Term as set forth in Section 2.8. If applicable, ArTara shall provide reasonable support for Chugai to continue to conduct the Site Transfer; provided, however, that no further payments under Section 4.1 shall be payable by ArTara following such termination.

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8.4         Termination for Material Breach, Insolvency or Change of Control.

(a)          Either Party (the “Non-Defaulting Party”) may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement, in whole or in part, in the event that the other Party (the “Defaulting Party”) shall have materially breached or defaulted in the performance of any of its material obligations hereunder or in the event that any warranty or representation made by the Defaulting Party shall have been untrue in any material respect, and such breach or default shall have continued for thirty (30) days after written notice thereof was provided to the Defaulting Party by the Non-Defaulting Party (or, if such default cannot be cured within such thirty (30) day period, if the Defaulting Party does not commence and diligently continue good faith efforts to cure such default during such thirty (30) calendar day period and thereafter).

(b)         Either Party may terminate this Agreement in its entirety immediately upon notice to the other Party if such other Party: (a) is dissolved or liquidated or takes any corporate action for such purpose; (b) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due; (c) files or has filed against it a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law; (d) makes or seeks to make a general assignment for the benefit of creditors; or (e) applies for or has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

(c)         In the event that a Change of Control occurs to ArTara during the Term, Chugai may terminate this Agreement upon ninety (90) days’ written notice to ArTara. Notwithstanding the foregoing, Chugai may not terminate this Agreement in the event ArTara provides Chugai with a written pledge made by a new controlling party of ArTara or its assets as a result of the Change of Control in ArTara in which such new party agrees to fulfill and undertake all obligations of ArTara is bound under this Agreement.

(d)         Effect of Termination for Material Breach, Insolvency or Change of Control.

(i)          Termination by Chugai. Upon termination of this Agreement by Chugai for a material breach or default by ArTara in accordance with Section 8.4(a), insolvency, etc. of ArTara in accordance with Section 8.4(b) or Change of Control in accordance with Section 8.4(c), ArTara shall cease to use the Chugai Service Deliverables and return them to Chugai. Chugai will continue to retain its rights to negotiate with ArTara for any improvements, inventions or know-how acquired from a Third Party or developed by ArTara or its Affiliates (including the Inventions) during the Term as set forth in Section 2.8. If applicable, ArTara shall provide reasonable support for Chugai to continue to conduct the Site Transfer; provided, however, that no further payments under Section 4.1 shall be payable by ArTara following such termination.

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(ii)         Termination by ArTara. Upon termination by ArTara for a material breach or default by Chugai in accordance with Section 8.4(a) or insolvency, etc. of Chugai in accordance with Section 8.4(b), ArTara may continue to use the Chugai Service Deliverables for the purpose of developing and commercializing the New Product or any improvement or invention for the New Product undertaken by ArTara for its own benefit; provided, however, that after withdrawal of the New Product Marketing Authorization in all countries of the ArTara Territory, ArTara shall not use or permit any Third Parties to use the Chugai Service Deliverables for any purpose.

8.5         Effect of Termination.

(a)         Upon termination of this Agreement for whatever reason, except in the case of termination in accordance with Section 8.1 for expiration of the Term, or termination by Chugai for convenience in accordance with Section 8.2, or termination by ArTara due to (x) a material breach or default by Chugai in accordance with Section 8.4(a) or (y) insolvency, etc. of Chugai in accordance with Section 8.4(b), if ArTara or the CMO is expected to supply the Existing Product or the New Product to Chugai and if Chugai requests, the Parties shall cooperate to prepare and timely agree upon the terms and conditions of the decommissioning of the manufacturing operation at ArTara or the CMO, including the technical transfer in a timely fashion from ArTara or the CMO to Chugai or its designee.

(b)         Confidential Information. Upon termination of this Agreement for whatever reason, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided, however, that:

(i)          unless otherwise provided elsewhere herein, ArTara shall not be required to return, delete or destroy the Chugai Service Deliverables;

(ii)         each Party shall not be required to return, delete or destroy any Confidential Information of the other Party that the Party needs to exercise rights or to perform obligations under this Agreement, any Product Supply Agreement or New Product Agreement then in effect; and

(iii)        each Party may keep one copy of such materials of the other Party for archival purposes only subject to continuing confidentiality obligations in accordance with Section 5.

(c)         Ancillary Agreements. Except in the case of termination by ArTara due to (x) a material breach or default by Chugai in accordance with Section 8.4(a) or (y) insolvency, etc. of Chugai in accordance with Section 8.4(b), the then-effective Product Supply Agreement or New Product Agreement shall survive the termination of this Agreement.

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8.6         Survival. Expiration or termination of this Agreement will not relieve the Parties of any obligations accruing before the effective date of expiration or termination. The rights and obligations of the Parties set forth in Schedule 1 (Definitions) and Section 2.1(d) (Product Supply Agreement), Section 2.1(e) (Supply Price), Section 2.3 (CMO), Section 2.4 (Chugai’s Reserved Rights), Section 2.7(b) (New Product Agreement), Section 2.7(c) (Supply Price), Section 2.8 (Improvements), Section 2.9 (Pharmacovigilance for New Product.), Section 5 (Confidentiality; Publicity), Section 6 (Representations and Warranties; Covenants), Section 7 (Indemnification), Section 8 (Effect of Termination), Section 9 (Dispute Resolution), Section 11 (Assignment), and Section 12 (Miscellaneous), and any right, obligation, or required performance of the Parties under this Agreement that, by its express terms or nature and context is intended to survive expiration or termination of this Agreement, will survive any such expiration or termination.

9.           Dispute Resolution.

9.1         Arbitration.

(a)         In the event that a dispute between the Parties arises out of or relating to this Agreement, both Parties, upon written request of either Party, shall first attempt to settle the same amicably through good faith discussions.

(b)         In the event that such dispute cannot be resolved thereby, such dispute shall be settled by binding and final arbitration in Tokyo, Japan, using the English language, and in accordance with the rules then in effect of the International Chamber of Commerce (“ICC”).

(c)         Arbitration shall be conducted by three (3) arbitrators, with each Party to this Agreement selecting one (1) arbitrator and the two (2) selected arbitrators then selecting a third (3rd) arbitrator. If the two (2) selected arbitrators fail to select a third (3rd) arbitrator within […***…] after the second (2nd) arbitrator was selected, either Party is entitled to request the ICC to appoint the third (3rd) arbitrator in accordance with the rules then in effect of the ICC.

(d)         Each Party shall submit to any court of competent jurisdiction for purposes of the enforcement of any arbitration award, order or judgment and hereby waives any rights to object to such enforcement. Any award, order or judgment pursuant to the arbitration shall be final and binding on the Parties and may be entered and enforced in any court of competent jurisdiction.

9.2         Equitable Remedies: Court Proceedings. Notwithstanding the foregoing or anything to the contrary in this Agreement, either Party may initiate court proceedings in any court of competent jurisdiction for any claim for injunctive or other relief, including specific performance, in the event of an actual or threatened breach by the other Party of any of its obligations under this Agreement, notwithstanding any ongoing discussions between the Parties or any ongoing arbitration under Section 9.1, and the Parties hereby agree that (a) any such actual or threatened breach would give rise to irreparable harm for which monetary damages would not be an adequate remedy; and (b) a Party will be entitled to seek such injunctive or other relief, in addition to any and all other rights and remedies that may be available to such Party at law or in equity or otherwise in respect of such breach, without the posting of any bond or other security.

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10.         Force Majeure. Neither Party will be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for ArTara’s obligations to make payments when due to Chugai hereunder), when and to the extent such failure or delay is caused by or results from events beyond the affected Party’s reasonable control (each, a “Force Majeure Event”). The affected Party shall use commercially reasonable efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The affected Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. If the affected Party’s failure or delay remains uncured for a period of sixty (60) days following notice given by it under this Section 10, either Party may terminate this Agreement upon thirty (30) days’ notice to the other Party. Unless either Party terminates this Agreement pursuant to the preceding sentence, all timelines in the then-current development plan will automatically be extended for a period up to the duration of the Force Majeure Event.

11.         Assignment. Except as otherwise expressly provided in this Agreement, neither Party may assign or otherwise transfer all or any of its rights, or delegate or otherwise transfer all or any of its obligations, hereunder without the prior written consent of the other Party (which consent may not be unreasonably withheld, conditioned, or delayed); provided, however, that either Party may make such an assignment, delegation, or other transfer, in whole or in part, without the other Party’s consent to an Affiliate; provided that the assigning Party shall remain liable and responsible for the performance of all obligations and compliance with all other terms and conditions of this Agreement by such Affiliate.

12.         Miscellaneous.

12.1       Further Assurances. Each Party shall, upon the reasonable request of the other Party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

12.2       Relationship of the Parties. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement will be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and neither Party will have authority to contract for or bind the other Party in any manner whatsoever.

12.3       Notices. Each Party shall deliver all notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a “Notice”) in writing and addressed to the other Party at its address set out below (or to any other address the receiving Party may designate from time to time in accordance with this Section). Each Party shall deliver all Notices by personal delivery, internationally recognized overnight courier (with all fees prepaid), facsimile (with confirmation of transmission), or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving Party; and (b) if the Party giving the Notice has complied with the requirements of this Section.

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If to Chugai:	1-1 Nihonbashi-Muromachi 2-chome, Chuo-ku,
Tokyo 103-8324, Japan
Facsimile: […***…]
Attention: General Manager, Corporate Planning Department

With a copy to :
1-1 Nihonbashi-Muromachi 2-chome, Chuo-ku,
Tokyo 103-8324, Japan
Facsimile: […***…]
Attention: General Manager, Legal Department

If to ArTara:	1 Little West 12th Street
Facsimile:N/A
Attention: CEO

12.4       Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” will be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole.

12.5       Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

12.6       Entire Agreement. This Agreement and all related Schedules, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

12.7       Expenses. Except as otherwise expressly provided herein or in any development plan, each Party is responsible for all of its own costs and expenses in performing its obligations under this Agreement and neither Party is obligated to reimburse the other Party for any costs or expenses a Party incurs in performing such obligations.

12.8       No Third-Party Beneficiaries. Except for any indemnified Party under Section 7, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other person or entity any legal or other right, benefit, or remedy of any nature whatsoever, under or because of this Agreement.

12.9       Amendment; Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each of the Parties. No waiver by any Party of any of the provisions hereof will be effective unless expressly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

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12.10     Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive and are in addition to and not in substitution for any other rights or remedies that may now or subsequently be available at law or in equity or otherwise.

12.11     Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

12.12     Governing Law. This Agreement and all related documents, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of Japan, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of Japan.

12.13     Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission (to which a PDF copy is attached) will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

Chugai Pharmaceutical Co., Ltd.

By	/s/ Tatsuro Kosaka
Name:	Tatsuro Kosaka
Title:	President and CEO

ArTara Therapeutics Inc.

By	/s/ Jesse Shefferman
Name:	Jesse Shefferman
Title:	CEO

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SCHEDULE 1

DEFINITIONS

For purposes of this Agreement, the following terms have the following meanings:

“Affiliates” means, with respect to a Party, any corporation or other legal entity Controlled by, Controlling, or under common Control with such Party. For the purpose of this definition, the term “Control” means owning, directly or indirectly, more than fifty percent (50%) of the issued voting stock of a corporation or other legal entity, or having otherwise the power to govern the management thereof.

“Agreement” has the meaning set forth in the preamble.

“ArTara” has the meaning set forth in the preamble.

“ArTara Territory” means any country, other than the Chugai Territory.

“Change of Control” means, with respect to any Party, (a) the sale of all or substantially all of the assets of such Party, (b) the merger or consolidation of such Party with or into any other person where the shareholders of such Party fail to own more than fifty percent (50%) of the voting power of the surviving entity, (c) an entity other than an affiliate of a Party during any period of time after the date hereof acquires more than fifty percent (50%) of the capital stock (by voting power) of such Party, or (d) any other transaction which results in a Party becoming an entity controlled by, or under common control with, a third party. In each case in this definition where there is a reference to a Party, such reference shall also include a controlling Affiliate of such Party.

“Chugai” has the meaning set forth in the preamble.

“Chugai Materials” means the master cell bank of the Existing Product (“MCB”), […***…]. A detailed list of the Chugai Materials is set forth in Schedule 2 attached hereto.

“Chugai Service Deliverables” means the […***…].

“Chugai Service Period” means the period of time from the Effective Date until June 30, 2020, or any other date to be agreed by the Parties as the period during which Chugai shall provide ArTara with the Chugai Materials and technical support.

“Chugai Territory” means Japan and Taiwan.

“Claims” has the meaning set forth in Section 7.2.

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“CMO” means any contract manufacturing organization subcontracted by ArTara to develop or manufacture the New Product at its manufacturing facility or plant. As an example, as of the Effective Date, ArTara expects to subcontract the development or manufacture of the New Product to Novex Innovations LLC at its plant at Winston-Salem, North Carolina, U.S.A. Novex Innovations is not a party to this agreement.

“Confidential Information” means all non-public, confidential, or proprietary information and materials of a Party (including its Affiliates in this definition, if the Party is Chugai), whether in oral, written, electronic, or other form or media, whether or not such information and materials are marked, designated, or otherwise identified as “confidential” and includes any information and materials that, due to the nature of the subject matter or circumstances surrounding the disclosure thereof, would reasonably be understood to be confidential or proprietary. Without limiting the foregoing, Confidential Information includes: (a) the terms and existence of this Agreement, including correspondence, communications, and notices provided hereunder; and (b) with respect to Chugai, the Chugai Service Deliverables.

Confidential Information does not include information or materials that the receiving Party can demonstrate by documentation: (w) was already known to the receiving Party without restriction on use or disclosure prior to the disclosure of such information directly or indirectly by or on behalf of the disclosing Party; (x) was or is independently developed by the receiving Party without reference to or use of any Confidential Information of the disclosing Party; (y) was or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act of, the receiving Party; or (z) was disclosed to the receiving Party by a Third Party who was not, at the time of disclosure, under any obligation to the disclosing Party or any other person or entity to maintain the confidentiality of such information.

“Defaulting Party” has the meaning set forth in Section 8.4(a).

“Effective Date” has the meaning set forth in the preamble.

“Existing Product” has the meaning set forth in the recitals.

“FDA” means the United States Food and Drug Administration, which is a federal agency of the Department of Health and Human Services of the United States.

“Field” means the use of attenuated bacteria as the main mechanism of action of a therapeutic agent in humans.

“Force Majeure Event” has the meaning set forth in Section 10.

“ICC” has the meaning set forth in Section 9.1(b).

“Inventions” has the meaning set forth in Section 2.8(a).

“JSC” has the meaning set forth in Section 3.1(a).

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“Marketing Authorization” means any authorization, approval, licensees or registrations by a Regulatory Authority that are necessary for the manufacture and sale of a Product in the Field in a relevant jurisdiction and the “Regulatory Authority” means any national, supranational, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity with responsibility for granting authorizations, approvals, licenses or registrations necessary for the manufacturing and sale of pharmaceutical products in a territory, including FDA and PMDA.

“New Product” means a therapeutic product comparable to the Existing Product resulting from pre-clinical, clinical, manufacturing and regulatory activities undertaken by ArTara, using the Chugai Materials to be provided by Chugai to ArTara, which is currently referred to by ArTara as “Tara002”.

“New Product Agreement” has the meaning set forth in Section 2.7(b)(ii).

“Non-Defaulting Party” has the meaning set forth in Section 8.4(a).

“Opt-In Option” has the meaning set forth in Section 2.7(a).

“Opt-Out Option” has the meaning set forth in Section 2.6(a).

“Parties” or “Party” has the meaning set forth in the preamble.

“PMDA” means the Pharmaceuticals and Medical Devices Agency of Japan, which works together with the Ministry of Health, Labor and Welfare of Japan.

“Product” means either or both of the Existing Product and the New Product.

“Product Supply Agreement” has the meaning set forth in Section 2.1(d).

“Site Transfer” means the contemplated transfer of the site of the manufacture of the Existing Product from Chugai’s […***…] to ArTara’s or its CMO’s plant […***…] that may be made by partial change application keeping the existing Manufacturing Authorization for the Existing Product.

“Taiwan” means the Republic of China.

“Term” has the meaning set forth in Section 8.1.

“Third Party” means a person or entity other than a Party or a Party’s Affiliate.

“Transaction” means the provision of materials and documents by Chugai to ArTara and the development and commercialization of the New Product by ArTara pursuant to this Agreement and the other transactions contemplated hereunder.

“United States” means the United States of America.

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SCHEDULE 2

CHUGAI MATERIALS

■ […***…] ■ […***…]
■ […***…]

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SCHEDULE 3

DEVELOPMENT PLAN

[…***…]

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SCHEDULE 4

CMO STANDARDS

[…***…]

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